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Exhibit 4.1

        October 25, 2002

        Via OVERNIGHT DELIVERY

Bank of America, NA, as Agent
ATTN: Ms. Suzanne Paul, Senior Agency Officer
231 South LaSalle Street
Chicago, Illinois 60697

Re:
Reduction of Commitments
 Carriage Services, Inc.
Houston, Texas.
$100,000,000 Credit Agreement

Ladies and Gentlemen,

Reference is made to that certain Credit Agreement dated as of June 14, 1999, as amended (the "Agreement"), by and between Carriage Services, Inc., a Delaware corporation, the Lenders named therein, and Bank of America, N.A. as Administrative Agent. Capitalized terms used herein shall have the meaning ascribed to them in the Agreement.

Pursuant to Section 2.05 of the Agreement, Borrower hereby provides notice to the Administrative Agent of its request that the aggregate amount of the Commitments be ratably reduced in the amount of $25,000,000, effective November 1, 2002. On that date, the aggregate amount of the Commitments will be $75,000,000.

Please notify each of the Lenders on our behalf and notify us of the revised Commitment of each Lender after you have completed your calculations.

Very truly yours,

/s/ W. Clark Harlow
Vice President and Treasurer

cc:
Albert L. Welch, Senior Vice President, BofA-Houston

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  Exhibit 4.1